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Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

EL TORITO RESTAURANTS, INC.

        The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

          FIRST:    The name of the Corporation is El Torito Restaurants, Inc.

          SECOND:    The registered office and registered agent of the Corporation is Prentice-Hall Corporation System, Inc., 229 South State Street, Dover, Kent County, Delaware, 19901.

          THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH:    The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $.01 per share.

          FIFTH:    The name and address of the incorporator is Francis J. Harkins, Jr., 1114 Avenue of the Americas, New York, NY 10036.

          SIXTH:    The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

          SEVENTH:    Except as otherwise provided by the Delaware General Corporation Low as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on September 18, 1986.

/s/ FRANCIS J. HARKINS Francis J. Harkins Incorporator

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Exhibit 3.5 Certificate of Incorporation of El Torito Restaurants, Inc.